Exhibit 99.1

For Immediate Release

AMEX: CAQ	The Investor Relations Group, Inc.
75 Fifth Street, N.W.	Jane Lin / John Nesbett
Suite 313	11 Stone St., 3rd Floor
Atlanta, GA 30308	New York, NY 10004
T: 404.526.6200 F: 404.526.6218	T: 212.825.3210 F: 212.825.3229

Corautus Genetics Closes on $5 Million Loan Facility

ATLANTA, GA…July 26, 2004 – Corautus Genetics Inc. (AMEX: CAQ) closed on $5 million of the convertible debt facility made available to Corautus by Boston Scientific Corporation (NYSE: BSX) under a loan agreement established between the companies in July 2003.

The convertible debt facility provides for borrowing an aggregate of up to $15 million upon the satisfaction of certain milestones. By closing the equity transaction previously announced on July 7, 2004, Corautus satisfied one of the milestones that entitled Corautus to receive $5 million under the facility. Corautus will be entitled to an additional $2.5 million of debt proceeds from Boston Scientific upon treatment of the first patient in its upcoming Phase IIb clinical trial for the treatment of severe cardiovascular disease.

Richard Otto, Chief Executive Officer of Corautus, commented, “Boston Scientific has now invested or loaned to Corautus $17.5 million of the $25 million total commitment announced in July 2003. We appreciate the continued confidence Boston Scientific has shown in Corautus, and we look forward to commencing the enrollment of patients in our Phase IIb trial.”

ABOUT CORAUTUS GENETICS INC.

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit: www.corautus.com.

Forward Looking Statement

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-15833) filed March 30, 2004, which are incorporated by reference into this press release.